Exhibit 99.1

ProShares Announces Changes to ETF Lineup

BETHESDA, Md. – July 25, 2016 – ProShares announced upcoming benchmark changes and liquidations for some of its ETFs.

Benchmark methodology changes

S&P Dow Jones Indices is changing the methodology of its GICS sector structure. It is creating a new GICS real estate sector, elevating the sector from an industry group within the GICS financials sector. As a result, the Financial Select Sector Index will drop real estate companies. This change will be implemented after the close of business on September 16, 2016. As a result of this methodology change, the following ETFs will be rebalanced to exclude real estate:

ProShares ETF	Ticker	Benchmark
UltraPro Financial Select Sector	FINU	S&P Financial Select Sector Index
UltraPro Short Financial Select Sector	FINZ

Also as a result of the GICS methodology change, the name of the benchmark tracked by the S&P 500 Ex-Financials ETF (SPXN) will change, although the index constituents and SPXN’s portfolio will remain the same:

ProShares ETF	Ticker	Current Benchmark Name	New Benchmark Name
S&P 500 Ex-Financials ETF	SPXN	S&P 500 Ex-Financials Index	S&P 500 Ex-Financials and Real Estate Index

Benchmark changes

The benchmark for ProShares Ultra FTSE Europe (UPV) and ProShares UltraShort FTSE Europe (EPV) will change as detailed below. This change will be implemented by September 1, 2016.

ProShares ETF	Ticker	Old Benchmark		New Benchmark
Ultra FTSE Europe	UPV	FTSE Developed Europe Index	®	FTSE Developed Europe All Cap Index
UltraShort FTSE Europe	EPV

Fund liquidations

In addition, ProShares plans to close and liquidate the following ETFs:

ProShares ETF	Ticker	ProShares ETF	Ticker
Ultra Bloomberg Commodity	UCD	UltraShort Bloomberg Commodity	CMD
Ultra MSCI Pacific Ex-Japan	UXJ	UltraShort MSCI Pacific Ex-Japan	JPX
Ultra Homebuilders & Suppliers	HBU	UltraShort Homebuilders & Suppliers	HBZ
Ultra Investment Grade Corporate	IGU	Short Investment Grade Corporate	IGS
UltraShort Junior Miners	GDJS

After the close of business on August 25, 2016, the funds will no longer accept creation orders and liquidation of the funds’ holdings will begin. Trading in the funds will be halted prior to market open on August 26. Beginning on August 26, the funds will not be traded on NYSE Arca and there will be no secondary market for the shares. Once the funds are in the process of liquidating their portfolios, they will not be managed in accordance with their investment objectives. Proceeds of the liquidation of UCD and CMD are scheduled to be distributed to shareholders on or about September 1, 2016. Proceeds of the other ETF liquidations are scheduled to be distributed on or about September 15, 2016.

About ProShares

ProShares helps investors to go beyond the limitations of conventional investing and face today’s market challenges. ProShares strives to help investors build better portfolios by providing access to a wide variety of investment exposures and strategies delivered with the liquidity, transparency and cost effectiveness of ETFs. Our wide array of ETFs can help you reduce volatility, manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact

ProShares, 866.776.5125, ProShares.com

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance. Short positions lose value as security prices increase. Leverage can increase market exposure and magnify investment risk. International investments may also involve risk from unfavorable fluctuations in currency values, differences in generally accepted accounting principles, and from economic or political instability. Narrowly focused investments typically exhibit higher volatility. These risks can increase volatility and decrease performance. Please see their summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing.

UCD and CMD are part of ProShares Trust II, a commodity pool as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. ProShare Capital Management LLC is the Trust Sponsor and commodity pool operator (CPO). The Sponsor is registered as a CPO with the CFTC, and is a member of the NFA. Neither of these ETFs nor ProShares Trust II is an investment company regulated under the Investment Company Act of 1940 and neither is afforded its protections. Investing in ETFs involves a substantial risk of loss. These funds generate a K-1 tax form.

This information must be accompanied or preceded by a current ProShares Trust II prospectus (http://www.proshares.com/funds/trust_ii_prospectuses.html). ProShares Trust II (the issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling 866.776.5125, or visit ProShares.com.

“FTSE®” and “FTSE Developed Europe” have been licensed for use by ProShares. FTSE is a trademark of the London Stock Exchange Plc and The Financial Times Limited and is used by the FTSE International Limited (“FTSE”) under license. The “S&P Financial Select Sector Index” and the “S&P 500 Ex-Financials Index” are products of S&P Dow Jones Indices LLC and its affiliates and have been licensed for use by ProShares. “S&P®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and “Dow Jones®” is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates. ProShares have not been passed on by these entities or their subsidiaries or affiliates as to their legality or suitability. ProShares are not sponsored, endorsed, sold or promoted by these entities or their subsidiaries or affiliates, and they make no representation regarding the advisability of investing in ProShares. THESE ENTITIES AND THEIR SUBSIDIARIES AND AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.